Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2010 Financial Results

– Advanced Clinical Pipeline, Achieved Major Progress in Delivery, Demonstrated Strength of Partnerships, and Expanded Leadership in Intellectual Property –

– Ends Quarter with $419 Million in Cash and Total Marketable Securities –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 5, 2010--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter ended March 31, 2010, and company highlights.

“The first quarter and recent period has been very productive as we continued to execute on our mission of building a top-tier biopharmaceutical company founded on RNAi,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Just recently we presented new pre-clinical data from our transthyretin-mediated amyloidosis program suggesting that treatment with ALN-TTR01 could potentially reverse complications of this devastating disease. In addition, we presented important progress in our efforts with Alnylam Biotherapeutics, an opportunity that leverages our RNAi technologies to transform manufacturing processes for biotherapeutic drugs, including their quality, quantity, and attributes. All told, the opportunity for RNAi therapeutics as a potential new class of innovative medicines is stronger than ever, and we believe Alnylam will continue to lead the advancement of this innovative technology towards patients. We look forward to continuing our progress across all key value drivers of the business throughout the year.”

“We made notable achievements during the period, including the advancement of our clinical pipeline with the initiation of our ALN-RSV01 Phase IIb clinical trial in adult lung transplant patients. In addition, our ongoing ALN-VSP Phase I clinical trial in liver cancers is progressing, with preliminary data being presented at the ASCO Annual Meeting in June, and we are on track to initiate a Phase I clinical trial for our ALN-TTR program in the first half of this year,” said Barry Greene, President and Chief Operating Officer of Alnylam. “We also made continued progress in the delivery of RNAi therapeutics, such as demonstrating enhanced potency, showing broadened systemic delivery beyond the liver, and defining key mechanisms for in vivo efficacy. Further, we saw important progress with our collaborators during this period, including the completion of key technology transfer objectives with Takeda resulting in a $20 million payment to Alnylam, as well as continued commitment from Novartis as evidenced by their recent equity purchase. We are also pleased with the new partnership Regulus formed with GSK on microRNA therapeutics targeting miR-122 for treatment of HCV infection. Combined, we believe that these successes, amongst others, continue to position us as an industry leader in RNAi therapeutics.”

Cash, Cash Equivalents and Total Marketable Securities
At March 31, 2010, Alnylam had cash, cash equivalents and total marketable securities of $419.3 million, as compared to $435.3 million at December 31, 2009.

Net Loss
The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2010 was $12.3 million, or $0.29 per share on both a basic and diluted basis (including $5.3 million, or $0.13 per share of non-cash stock-based compensation expense), as compared to a net loss of $7.9 million, or $0.19 per share on both a basic and diluted basis (including $5.1 million, or $0.12 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues
Revenues were $24.6 million for the first quarter of 2010, as compared to $25.1 million for the same period last year. Revenues for the first quarter of 2010 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.4 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited and $5.2 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec Inc., InterfeRx™, research reagent and services licenses, and other sources.

Research and Development Expenses
Research and development (R&D) expenses were $24.7 million in the first quarter of 2010, which included $3.2 million of non-cash stock-based compensation, as compared to $25.3 million in the first quarter of 2009, which included $3.0 million of non-cash stock-based compensation. The decrease in R&D expenses in the first quarter of 2010 as compared to the prior year period was due primarily to license fees and milestone payments in the prior year period related to the Cubist alliance and the initiation of our ALN-VSP Phase I clinical study, partially offset by an increase in compensation and related expenses due to additional research and development headcount to support our alliances and expanding product pipeline.

General and Administrative Expenses
General and administrative (G&A) expenses were $11.2 million in the first quarter of 2010, which included $2.1 million of non-cash stock-based compensation, as compared to $7.7 million for the same period in 2009, which included $2.1 million of non-cash stock-based compensation. The increase in G&A expenses for the first quarter of 2010 was due primarily to higher professional service fees in association with business activities, primarily legal activities.

Regulus Therapeutics
Equity in loss of joint venture (Regulus Therapeutics Inc.) was $1.6 million and $1.5 million for the first quarter of 2010 and 2009, respectively, related to Alnylam’s approximate 49% share of the net losses incurred by Regulus.

Interest Income
Interest income was $0.6 million for the first quarter of 2010, as compared to $2.0 million for the first quarter of 2009. The decrease in interest income was due primarily to significantly lower average interest rates as well as lower average cash, cash equivalents and marketable securities balances as compared to the prior year.

Income Taxes
Income tax expense was $18,000 for the first quarter of 2010, as compared to $0.7 million for the first quarter of 2009. The decrease in income tax expense was due primarily to taxable income in 2009 as a result of our alliances with Roche and Takeda.

2010 Financial Guidance
Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $325 million at December 31, 2010, which excludes a potential payment from Novartis should they decide to execute their adoption license later this year.

“We continue to maintain a solid financial position, ending the first quarter with $419 million in cash and zero debt,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “This enables us to continue to invest in our scientific platform and our multiple RNAi therapeutic programs in development. We expect to finish this year with greater than $325 million in cash, excluding the potential adoption license payment from Novartis.”

First Quarter 2010 and Recent Significant Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Advanced Development of ALN-RSV Program for Treatment of Respiratory Syncytial Virus (RSV) Infection. Alnylam initiated a double-blind, placebo-controlled, randomized Phase IIb study of ALN-RSV01 in RSV-infected adult lung transplant patients. The study will be performed in over 30 sites worldwide and aims to enroll up to 76 patients. The primary study endpoint is reduction in the incidence of new or progressive bronchiolitis obliterans syndrome (BOS), a life threatening complication of RSV infection and an irreversible disease of the transplanted lung, resulting in approximately 50% mortality within three to five years of onset.
  Continued Clinical Development of ALN-VSP for Treatment of Liver Cancers. Alnylam continued to advance its Phase I multi-center, open label, dose escalation trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of ALN-VSP in patients with advanced solid tumors with liver involvement. A significant number of patients have been enrolled across multiple dose cohorts, and Alnylam will present preliminary data from the initial dose cohorts of the Phase I trial at the 2010 ASCO Annual Meeting to be held June 4 – 8 in Chicago.

  Advanced ALN-TTR Program for Transthyretin-Mediated Amyloidosis (ATTR). Alnylam presented new pre-clinical data from its ATTR program at the XII International Symposium on Amyloidosis. Data showed that treatment with an RNAi therapeutic can result in regression of pre-existing pathogenic TTR deposits in peripheral tissues. Additional pre-clinical data demonstrated the potential application of TTR-specific siRNAs for the treatment of ocular disease sequelae in ATTR.
  Achieved Major Advances in Delivery of RNAi Therapeutics. Alnylam presented new pre-clinical data at the Advances in Biopharmaceuticals Keystone Symposium on the discovery of a key mechanism for endogenous targeting of lipid nanoparticles (LNPs) to the liver, providing alternative targeting strategies for the hepatic delivery of RNAi therapeutics and highlighting potential targeting approaches for delivery to non-hepatic tissues and cell types. In addition, in collaboration with AlCana Technologies, Inc., Tekmira Pharmaceuticals Corporation, and The University of British Columbia (UBC), Alnylam published on the discovery of second generation LNPs with markedly enhanced gene silencing potency, with in vivo effects achieved at doses as low as 0.01 mg/kg in rodents and non-human primates (Semple et al., Nature Biotechnology, 28: 172-178, 2010).
  Continued Advancement of Additional Pre-Clinical Programs, Including ALN-PCS and ALN-HTT. ALN-PCS, an RNAi therapeutic targeting proprotein convertase subtilisin/kexin type 9 (PCSK9) for the treatment of hypercholesterolemia, continues to advance in pre-clinical studies toward a potential investigational new drug (IND) application in 2011. Alnylam presented new pre-clinical data from its hypercholesterolemia program at the PCSK9 Conference: From Gene to Therapeutics. The new data demonstrated durable reductions of cholesterol levels in both rodents and non-human primates with an RNAi therapeutic targeting PCSK9 using second generation LNP formulations. Further, data also showed the ability to utilize siRNA combination approaches to achieve efficient silencing of multiple distinct genes to achieve cholesterol lowering. ALN-HTT, an RNAi therapeutic targeting the huntingtin gene for the treatment of Huntington’s disease, also continues to advance in pre-clinical studies in collaboration with Medtronic, Inc.
  Presented New Results on Use of RNAi Technologies for Biotherapeutics Manufacturing Applications. Alnylam Biotherapeutics, a division of Alnylam, presented new data at the Cell Culture Engineering XII conference demonstrating the ability to achieve efficient delivery of siRNAs into Chinese hamster ovary (CHO) cells grown in one liter suspension culture, and to achieve potent silencing of CHO host gene targets involved in cellular apoptotic and metabolic pathways. Alnylam Biotherapeutics was formed by Alnylam to develop RNAi technologies to transform manufacturing processes for biotherapeutic products, including recombinant proteins and monoclonal antibodies.
  Continued Scientific Leadership. In addition to the publications and meetings noted above, Alnylam continued to demonstrate its scientific leadership through additional peer-reviewed publications and presentations, including:

  -- pre-clinical research from scientists at Regulus demonstrating that systemic treatment of a microRNA therapeutic targeting microRNA-10b in tumor-bearing mice inhibits breast cancer metastasis (Ma et al., (2010) Nature Biotechnology, advanced online publication, 28 March 2010 (doi:10.1038/nbt.1618));

  -- results from the company’s Phase II GEMINI study showing human proof of concept with an RNAi therapeutic in a randomized, double blind, placebo-controlled study (DeVincenzo et al., Proc. Natl. Acad. Sci. USA advance online publication, DOI: 10.1073/pnas.0912186107);

  -- details on a new synthetic method for bi-functional 3p-siRNAs published in Organic Letters (Zlatev et al., Organic Letters, 10.1021/ol1004214, 2010);

  -- new results from Alnylam and Regulus scientists presented at the RNA Silencing: Mechanism, Biology, and Application Keystone Symposium from multiple RNAi and microRNA therapeutic pre-clinical and clinical programs, as well as delivery approaches; and,

  -- new data presented by Regulus at the Diabetes Keystone Symposium from its metabolic disease program efforts.

Business Execution Highlights

  Completed Key Technology Transfer Objectives with Takeda Alliance and Earned $20 Million Payment. Alnylam earned a $20 million technology transfer payment from Takeda as part of the strategic alliance the companies formed in May 2008. This payment is related to the achievement of certain pre-defined objectives in the transfer of Alnylam’s platform technology, including documents, materials, and know-how, to Takeda for the development of RNAi therapeutics. Alnylam has now received $140 million in upfront and technology transfer payments from Takeda, and is eligible to receive an additional $10 million in technology transfer payments in 2011 in addition to future milestones, royalties, and product rights on RNAi therapeutic products developed by Takeda.
  Novartis Purchased Additional Shares of Alnylam Common Stock. In accordance with the terms of the 2005 Investor Rights Agreement between Alnylam and Novartis, Novartis elected to fully exercise its right to purchase 55,223 unregistered shares of Alnylam’s common stock at a purchase price of $17.99 per share for total proceeds to Alnylam of approximately $1 million.
  Advanced 2007 Alliance with Roche. Alnylam announced that it had received a milestone payment from Roche related to the initiation of pre-IND studies for an RNAi therapeutic product candidate.
  Regulus Formed New Collaboration with GlaxoSmithKline (GSK). Regulus formed a new collaboration with GSK to develop and commercialize microRNA therapeutics targeting miR-122 in all fields with HCV infection as the lead indication. The new HCV collaboration includes the potential for more than $150 million in upfront and milestone payments, in addition to royalties on worldwide sales, to Regulus. Regulus and GSK aim to advance anti-miR-122 toward the clinic in 2011.

Intellectual Property (IP) Highlights

  Expanded Patent Pool for Neglected Tropical Diseases (NTDs). Massachusetts Institute of Technology (MIT) and Technology Innovation Agency (TIA) have joined GSK and Alnylam in the Pool for Open Innovation against Neglected Tropical Diseases established in 2009 to aid in the discovery and development of new medicines for the treatment of NTDs in the world’s least developed countries. BIO Ventures for Global Health (BVGH) was chosen to administer the patent pool.

  Advanced Alnylam’s IP Estate with Continued Dominant Position. Alnylam made significant progress in advancing its IP estate for RNAi therapeutics, including:
  -- a new patent grant (JP Application No. 2006-317758) from the Japanese Patent Office in the Tuschl II patent series covering compositions, methods, uses, and systems for double-stranded RNAs;
  -- an allowance by the Korean Patent Office for the Tuschl II patent (Application No. 2008-701158);
  -- a successful outcome in German opposition proceedings for the Kreutzer-Limmer I ’235 (DE 10066235) patent;
  -- an intent to grant notification from the European Patent Office for the Manoharan II patent (EP Application No. 04 718 537) covering compositions and methods, including pharmaceutical compositions, for chemically modified siRNAs with phosphorothioate and 2’-O-alkyl modifications;
  -- an allowance by the United States Patent Office (USPTO) of a patent in the “Woppmann et al.” patent series (Application No. 10/560,336) that covers compositions and methods, including pharmaceutical compositions, for siRNAs; and,
  -- an allowance by the USPTO of a patent in the “Soutschek and Manoharan” patent family (Application No. 10/916,185), covering chemically modified siRNAs with “drug-like” properties for in vivo delivery.

In addition, significant progress was also made in the Regulus IP estate related to microRNA therapeutics, including:

-- a new grant from the Japanese Patent Office for a patent (JP 4371812) from the Tuschl III patent series pertaining to the discovery of mammalian microRNAs; and,
-- an allowance from the USPTO of a new patent (Application No. 11/977,506) owned by Stanford University and licensed exclusively to Regulus, covering methods of antagonizing miR-181a to regulate immune response.

  Announced Additional New Patents Issued or Granted Today. Alnylam announced today the issuance or grant of the following new patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field, including:
  -- an allowance from the USPTO of a new patent (Application No. 12/495,932) covering any microRNA of 17 to 25 nucleotides having at least one universal base;
  -- an allowance by the USPTO of a new chemistry-related patent (Application No. 10/561,324); and,
  -- multiple allowances of new target-related patents by the USPTO (Application Nos. 11/750,553, 11/477,028, 11/857,120 and 11/491,367), the South Africa Patent Office (Application No. 2007/03241), and the New Zealand Patent Office (Application No. 572403).
  Provided Update on Ongoing Litigation Regarding Tuschl I Patent Series. Alnylam and Max Planck asked the Court to dismiss MIT from any claims for monetary damages in the ongoing litigation related to the Tuschl I patent series. As part of the request for dismissal, MIT has stipulated that it will be bound by any declaratory, injunctive, or equitable relief to the extent that the Court may ultimately award such relief against the Whitehead Institute for Biomedical Research or the University of Massachusetts.

Organizational Highlights

  Selected as One of 50 Most Innovative Companies in the World by MIT’s Technology Review. Alnylam was selected as one of the 50 most innovative companies in the world by MIT’s Technology Review, an annual recognition given to companies across several industries who have demonstrated the most impressive innovation in commercializing new technologies.
  Named to The Scientist Magazine’s 2010 Best Places to Work in Industry. Alnylam was named one of the Best Places to Work in Industry by The Scientist magazine, ranking 8th on the Top 10 Small Companies list, and 12th overall.

Conference Call Information

Management will provide an update on the company, discuss first quarter 2010 results, and discuss expectations for the future via conference call on May 5, 2010 at 4:30 p.m. ET. To access the call, please dial 800-320-2978 (domestic) or 617-614-4923 (international) five minutes prior to the start time and provide the passcode 15254895. A replay of the call will be available beginning at 7:30 p.m. ET on May 5, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 20108825.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics for the treatment of a wide range of disease areas, including respiratory syncytial virus (RSV), liver cancers, TTR-mediated amyloidosis (ATTR), hypercholesterolemia, and Huntington’s disease. In addition, Alnylam formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for application in manufacturing processes for biotherapeutic products, including recombinant proteins and monoclonal antibodies. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. Alnylam and Isis are joint owners of Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV, ALN-VSP, ALN-TTR, ALN-PCS, and ALN-HTT, and its expectations with respect to the timing and success of its clinical and pre-clinical trials, including its recently initiated Phase IIb trial for ALN-RSV01 and its plan to initiate clinical trials for ALN-TTR01 and ALN-PCS, the timing of regulatory filings, its expectations regarding the continued development and recent advances relating to the efficient delivery of RNAi therapeutics, the formation of new alliances, the establishment of its internal Alnylam Biotherapeutics effort and the potential of this effort to generate new business opportunities, its cash position at the end of 2010, its ongoing legal activities, and its ability to continue to generate revenue through existing and new alliances, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities, including through the establishment of new alliances; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for the clinical development and commercialization of products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent annual report on Form 10-K on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc. Unaudited Condensed Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended March 31,	Three Months Ended March 31,
	2010	2009

Net revenues from research collaborators	$24,564	$25,057

Operating expenses:
Research and development (1)	24,700	25,321
General and administrative (1)	11,170	7,716
Total operating expenses	35,870	33,037
Loss from operations	(11,306)	(7,980)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,578)	(1,470)
Interest income	590	2,048
Other (expense) income	(11)	178
Total other income (expense)	(999)	756
Loss before income taxes	(12,305)	(7,224)
Provision for income taxes	(18)	(665)
Net Loss	$(12,323)	$(7,889)

Net loss per common share - basic and diluted	$(0.29)	$(0.19)

Weighted average common shares used to compute basic and diluted net loss per common share	41,870	41,399

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$3,229	$3,034
General and administrative	2,098	2,103

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2010	2009
Cash, cash equivalents and total marketable securities	$419,267	$435,316
Collaboration receivables	4,505	6,044
Prepaid expenses and other current assets	5,109	4,151
Property and equipment, net	18,304	18,324
Intangible assets, net	578	622
Total deferred tax assets	10,611	10,493
Investment in joint venture (Regulus Therapeutics Inc.)	5,032	6,435
Total assets	$463,406	$481,385
Accounts payable and accrued expenses	$15,742	$22,322
Income taxes payable	98	5,644
Total deferred revenue	272,141	271,813
Total deferred rent	3,414	3,447
Other long-term liabilities	181	194
Total stockholders' equity (41.9 million and 41.8 million common shares outstanding at March 31, 2010 and December 31, 2009, respectively)	171,830	177,965
Total liabilities and stockholders' equity	$463,406	$481,385

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2009.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer